Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-116797 and 333-139147 on Form S-8 of our reports dated July 2, 2009, relating to the financial statements and financial statement schedule of Jackson Hewitt Tax Service Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended April 30, 2009.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

July 2, 2009